Exhibit 10.31

January 12, 2021

Annette Matthies
500 N. Brevard Avenue
#320334
Cocoa Beach, FL 32931

Dear Annette,

We are pleased to extend you this offer of employment to become Chief Business Officer (CBO) with Elicio Therapeutics, Inc. (“Elicio” or the “Company”). This offer may be accepted by countersigning where indicated at the end of this letter agreement. We are excited about the contributions that we know you will make to the success of the Company and would like your employment to commence on January 13th, 2021 (the actual date on which your employment commences is referred to below as the “Start Date”).

Duties and Extent of Service

As CBO, you will report directly to Robert Connelly, CEO, and you will have responsibility for performing those duties as are customary for and are consistent with your position with the Company, including, but not limited to, leading the development and execution of corporate and business development strategy, academic collaboration, alliance management, and Company branding/PR, while  participating as a key member of the Executive Team on all financing activities, investor relations, Board of Director interactions and meetings, and Company culture strategy and development.

You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full-time business efforts to the business and affairs of the Company. You will perform your duties with a principal location in Cocoa Beach, Florida, acknowledging the need for travel to perform your full range of responsibilities.  The date of your additional establishment of a living presence in the Boston area will be determined by you and agreed based on the status of the Covid-19 outbreak in the United States and any applicable regulations.

Employment At-Will

You and the Company understand and agree that you are an employee at-will and that you may resign, or the Company may terminate your employment, at any time in accordance with the termination provisions set forth further below in this letter agreement. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment.

Elicio Therapeutics, Inc - One Kendall Square, Building 1400W Suite 14303 Cambridge, MA. 02139

Compensation

Until the termination of your employment hereunder, in consideration for your services hereunder, we will compensate you as follows:

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Base Salary:  We will pay to you, in accordance with the Company’s then current payroll practices, a base salary (as modified from time to time, the “Base Salary”) at an annual rate of $340,000, less applicable deductions and withholdings. The Base Salary may be modified (but not downward) from time to time at the sole discretion of the Company’s Board of Directors (the “Board”), and is in addition to the other benefits set forth herein.

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Annual Bonus. You will be eligible to receive an annual discretionary bonus in an amount up to 40% of your Base Salary for the relevant fiscal year, based on the Company’s performance versus the Board approved corporate goals for such fiscal year, which goals you and the other officers of the Company will propose together to the Board. The determination of whether you will receive a discretionary bonus with respect to any given fiscal year of the Company, and the amount of such discretionary bonus, shall be determined by the Board, in its discretion, after considering the Company’s performance for such fiscal year. If you are awarded a discretionary bonus with respect to a given fiscal year, then the Company will make payment of such discretionary bonus following the end of the fiscal year to which it relates but no later than March 31 of the next fiscal year. However, eligibility to earn and receive any such bonus shall at all times remain conditioned upon your continued active employment in good standing on the date of such payment. If you cease being an employee of the Company for any reason prior to your receipt of any discretionary bonus, then you shall not earn and shall not be paid any such discretionary bonus.

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Stock Option Grant.   As soon as reasonably practicable following the Start Date and subject to the approval of the Board, the Company shall grant to you an option to acquire shares of Elicio common stock (the “Option”), equal to 1.25% of the fully diluted equity (FDE) of the Company after the close of the Series B financing round (the “Option Shares”), under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan), at an exercise price equal to fair market value of the Common Stock, as determined by the Board, on the date of each grant of the Option (the “Grant Date”).  Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement. Subject to the terms and conditions set forth below and subject to your continued employment with the Company, the Option shall become exercisable for twenty-five percent (25%) of the Option Shares on the first anniversary of the Start Date and shall become exercisable for the remainder of the Option Shares in a series of thirty-six (36) equal monthly installments after such first anniversary until the Option has become fully exercisable.

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Additional Option Grant Incentive.  During the first 24 months of your employment after the Start Date, you may earn a maximum of an additional 0.75% of the FDE (at the time of milestone) by achieving the following milestones.  The new grants will vest from the Start Date with a fair market value price as determined by the Board at the time the milestone is achieved.

◾	0.25% for any corporate partnership with guaranteed funding of $30M or more, including equity investment, upfront payment, and research funding; and

◾	0.50% for any corporate partnership with guaranteed funding of $60M or more, including equity investment, upfront payment, and research funding.

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Change in Control (“CIC”) Accelerated Vesting.  In the event that the Company has a CIC, as defined in the Plan, followed by a subsequent termination of your employment (or material diminishment of your role) within 12 months following the closing of the CIC, any unvested options granted to you will immediately vest.

o	Additional Option Terms. All stock options granted to you by the Company shall: (i) be subject to customary early exercise by you; and (ii) be granted to you in compliance with IRC Section 409A.

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External Board of Director participation:  The Company encourages its executives to participate as Directors, SAB members or advisors for other companies, with a maximum of two (2) appointments, upon agreement with the CEO that any appointment is not with a competitive company and does not interfere with the performance of your Elicio position. In addition, you and the Company agree that, during the months of February and March, 2021, you and the CEO will make reasonable good faith efforts to phase out your other non-Elicio responsibilities and fully transition you into your CBO role at Elicio.

o	Working remotely: The Company expects the need for you to work remotely with full effectiveness and will provide all equipment, technical support, and other needs so that your home office is complete.

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Personal Time Off (PTO).  You will be entitled to twenty (20) days of PTO each calendar year, which shall accrue on a prorated basis (1.92 days/month).  Any PTO shall be taken at the reasonable and mutual convenience of the Company and you.  Elicio has identified “company holidays” which are paid days off that do not subtract from your PTO days.  These company holidays for 2021 are detailed in your benefits package.

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Benefits.  You will also be entitled to participate in such employer matching health savings account, group medical, short and long-term disability and term life insurance benefits, if any, as the Company shall make generally available from time to time to employees and such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees.  The Board reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits.  Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

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Additional Location.  The Company will provide $50,000 to you, at the time the Company and you agree to begin your process of establishing an additional living presence in the Boston area, to be used for all related expenses, including moving and storage of your property, temporary living and start-up costs in the Boston area.  The Company will “gross-up” this payment for tax purposes.  Once this payment has been made to you, should you terminate your employment within 6 months of the payment date, the Company may require repayment of the $50,000 payment.

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Expenses.  Upon delivery of reasonable documentation, you will be entitled to reimbursement by the Company for reasonable travel (including, without limitation, periodic travel from Florida to Massachusetts), entertainment and other business expenses incurred by you in the performance of your duties hereunder in accordance with the policies and practices as the Company may from time to time have in effect.

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

409A Compliance

This section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”).  However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A.  In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

For purposes of determining when amounts otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this letter agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment.

The payment of any amounts otherwise payable to you on account of termination of employment under this letter agreement, which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims, may be delayed at the discretion of the Company for up to sixty (60) days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”)).  Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

Nondisclosure and Developments

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Employee Proprietary Information, Inventions, Non-competition and Non-solicitation Agreement (the “Proprietary Rights Agreement”).

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.  You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason.  The Company may terminate your employment at any time and for any or no reason upon written notice; provided, however, that you will be entitled to the applicable termination benefits described in the attached Exhibit A. You may terminate your employment with the Company for any reason upon fifteen days prior written notice of termination of the employment relationship.  Regardless of the reason your employment with the Company terminates, you will continue to comply with the Proprietary Rights Agreement contemplated hereby.

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

Background and Reference Checks

The Company may conduct appropriate background and reference checks prior to your Start Date.  The Company’s offer of employment hereunder, as well as your employment under this letter agreement, is subject to the Company being reasonably satisfied with any such background and reference checks.

Governing Law; Waiver of Jury Trial and Punitive Damages

This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts.  EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Entire Agreement; Amendment

This letter agreement (together with Exhibit A and the Proprietary Rights Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby.  No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded.  Any prior agreement, if any, that you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this letter agreement.  This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

[Remainder of page intentionally left blank; signature page follows.]

We are excited to have you on board as our new CBO.  Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,

By:	/s/ Robert Connelly
Name:	Robert Connelly
Title:	Chief Executive Officer
Elicio Therapeutics, Inc.

Accepted and Agreed:

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Signature:	/s/ Annette Matthies

Name:	Annette Matthies

Date:	11/12/21

Exhibit A

Termination Benefits

You shall be entitled to the following benefits upon the termination of your employment with the Company:

1.1          For Cause or Without Good Reason.

(a)          Your employment with the Company may be terminated by the Company for Cause (as defined below) or by you without Good Reason (as defined below).  If your employment is terminated by the Company for Cause or by you without Good Reason, then you shall be entitled to receive:

(i)            any accrued but unpaid portion of the Base Salary and accrued but unused vacation in accordance with the Company’s corresponding policies then in effect, which shall be paid on the pay date immediately following the date of termination of your employment with the Company (the “Termination Date”), in accordance with the Company’s customary payroll procedures;

(ii)           reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)          such employee benefits (including equity compensation), if any, as to which you may be entitled under the Company’s employee benefit plans as of the Termination Date.

Items 1.1(a)(i) through 1.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b)          For purposes of this letter agreement, “Cause” shall mean: (i) your failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your failure to comply with any valid and legal directive of the Board; (iii) your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company; (iv) your embezzlement, misappropriation or fraud relating to your employment with the Company; (v) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) your violation of a material policy of the Company after reasonable opportunity to cure; (vii) your material breach of any material obligation under this letter agreement or any other written agreement between you and the Company; or (viii) any material failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment with the Company.  For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(c)          Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(d)          For purposes of this letter agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during your employment with the Company and without your prior written consent: (i) a material reduction in the Base Salary other than a temporary general reduction in the Base Salary in direct response to corporate performance that affects all similarly situated executives in substantially the same proportions; (ii) a material adverse change in your title, authority, duties or responsibilities; or (iii) a material change in the reporting structure applicable to you at the Company.

(e)          You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least forty-five (45) days from the date on which such notice is provided to cure such circumstances.  If you do not terminate your employment for Good Reason within forty-five (45) days after the expiration of the cure period, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

1.2        Without Cause or for Good Reason.  Your employment with the Company may be terminated by you for Good Reason or by the Company without Cause.  In the event of such termination, you shall be entitled to receive the Accrued Amounts; and subject to your execution of a customary release of claims in favor of the Company (the “Release”), and the Release becoming effective within fifteen (15) days following the Termination Date (such 15-day period, the “Release Execution Period”), you shall be entitled to receive the following:

(a)         continued Base Salary for six (6) months following the Termination Date, payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within fifteen (15) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year;

(b)          If you timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for the monthly COBRA premium paid by you for you and your dependents.  Such reimbursement shall be paid to you on the tenth (10th) of the month immediately following the month in which you timely remit the premium payment.  You shall be eligible to receive such reimbursement until the earliest of: (i) the six (6) month anniversary of the Termination Date; (ii) the date when you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive substantially similar coverage from another employer.

(c)          The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable stock incentive plan and the applicable award agreements.

[End of Exhibit A]